Exhibit 10.32

THIRD LEASE MODIFICATION AGREEMENT

AGREEMENT made this 1st day of July 2004 between JOSEPH P. DAY RELATY CORP., as agent for 800 Third Avenue Associates, LLC (“Owner”), 9 East 40th Street, New York, New York 10016, and ASSET ALLIANCE CORPORATION (“Tenant”), 800 Third Avenue, New York, New York 10022;

W I T N E S S E T H :

WHEREAS, the parties are Owner and Tenant respectively under lease dated September 12, 1996, as modified by Lease Modification Agreement dated December 8, 1997 and Second Lease Modification Agreement dated April 14, 2000 (the lease as modified is hereinafter referred to as the “Lease”), covering the entire 22nd Floor and Room 2302 (the “demised premises”) at 800 Third Avenue, New York, New York (the “Building”) for a term ending July 31, 2008; and

WHEREAS, the parties wish to extend the term of the Lease;

NOW, THEREFORE, the parties agree as follows:

1. The term of the Lease is extended for a period commencing August 1, 2004 and ending July 31, 2014 (the “Extended Term”).

2. During the Extended Term Tenant agrees to pay and Owner agrees to accept the following rent and additional rent:

(a) Tenant shall pay annual rental (as set forth on page 1, of the Lease) during the Extended Term in the mount of $561,758.88 per annum;

(b) Tenant shall pay real estate tax escalation during the Extended Term pursuant to Article 19 of the Lease; the “Base Tax” during the Extended Term shall mean Taxes, as finally determined by settlement, court decision or otherwise, for the fiscal Tax Year ending June 30, 2005; Tenant’s Share for the demised premises shall be 2.720%;

(c) Tenant shall pay wage formula increase during the extended Term pursuant to Article 40 of the Lease; the “Base Labor Rate” during the Extended Term shall be the Labor Rate at December 31, 2004; the Wage Rate Multiple for the demised premises shall be 12808;

(d) in the event Owner exercises Owner’s option pursuant to Article 41 of the Lease, Tenant shall pay operating expense escalation for the Extended Term pursuant to Article 41 of the Lease; the “Base Year” referred to therein shall be 2004; the percentage referred to therein shall be 2.720%;

(e) Tenant shall pay Heating Costs escalations during the Extended Term pursuant to Article 42 of the Lease, in the event Heating Costs during the Extended Term exceed Heating Costs for the calendar year 2004; the percentage referred to therein shall be 2.720%;

(f) Tenant shall pay local laws escalation during the Extended Term pursuant to Article 43 of the Lease; the percentage referred to therein shall be 2.720%;

(g) Owner shall furnish electricity in the demised premise4s during the Extended Term pursuant to Article 66 of the Lease; pending an electrical survey and/pr adjustment pursuant to Article 66 of the Lease, the Electrical Inclusion Factor for the demised premises shall be $51,232 per annum; the annual rental for the demised premises referred to in subparagraph (a) above shall be increased by the Electrical Inclusion Factor and shall be payable in monthly installments in advance on the first day of each month; in no event shall the Electrical Inclusion Factor for the demised premises be decreased below $51,232 per annum during the Extended Term.

3. Owner approves the installation of a toilet, sink and accessories in the Sauna Room located on the 22nd Floor of the Building and agrees to reimburse the Tennant for installation costs up to $15,000. Owner agrees to reimburse Tenant for alterations and improvements Tenant has already performed on the 22nd Floor of the demised premises in an amount not exceeding $65,000 on presentation by Tenant to Owner of paid receipts therefore; Owner agrees Owner will at Owner’s expense do the work in Room 2302 set forth in the plan attached hereto.

4. The balance of the 23rd Floor of the Building is presently leased to two other tenants. The space leased to each such tenant is shown on the attached floor, and marked Option Space A and Options Space B.

In the event the tenant of Option Space A shall quit and surrender Option Space A, then provided Tenant shall not then be in default under the Lease as modified by this Agreement, or the lease for any other space occupied by tenant in the Building, Owner will notify Tenant thereof and Tenant shall have the option to lease Option Space A for the balance of the Extended Term upon the terms and conditions set forth hereinafter. In the event tenant exercises such option, Tenant shall during the option term pay annual rental and escalations for Option Space A equal to 43.93% of the annual rental and escalations payable by Tenant for the demised premises during the option term. Tenant shall have thirty (30) days to notify Owner of Tenant’s exercise of this option. The failure of Tenant so to notify Owner within said thirty (30) days shall be conclusively deemed a rejection by Tenant. Tenant agrees within 14 days after notifying Owner that Tenant exercises such option to execute a lease modification for Option Space A at the rent and with the escalations set forth above and otherwise upon the terms and conditions set forth in the Lease as modified by this Agreement except that such Lease shall not contain a rent concession, any reimbursement of Tenant for alterations, any work to be performed by Owner (Tenant agreeing to take the space “as is”) or any right to end the term of the Lease. However, in the event Tenant exercises this option or the following option with respect to Option Space B, Owner will install an internal staircase connecting the 22nd floor with either Option Space A or Option Space B or Room 2302 as Tenant may elect; Owner shall pay the cost of such internal staircase, not exceeding $20,000 and Tenant agrees to pay the balance of such cost; in the event Tenant shall fail to pay such balance, the same shall be due from Tenant to Owner as additional rent.

In the event the tenant of Option Space B shall quit and surrender Option Space B, then provided Tenant shall not then be in default under the Lease as modified by this Agreement or the lease for any other space occupied by Tenant in the Building, Owner will notify tenant thereof and Tenant shall have the option to lease Option Space B for the balance of the Extended Term upon the terms and conditions set forth hereinafter. In the event Tenant exercises such option, Tenant shall during the option term pay annual rental and escalations for Option Space B equal to 20.57% of the annual rental and escalations payable by Tenant for the demised premises during the option term. Tenant shall have thirty (30) days to notify Owner of Tenant’s exercise of this option. The failure of Tenant so to notify Owner in writing within said thirty (30) days shall be conclusively deemed a rejection by Tenant. Tenant agrees within 15 days after notifying Owner that Tenant exercises such option to execute a lease modification for Option Space B at the rent and with the escalations set forth above and otherwise upon the terms and conditions set forth in the Lease as modified by this Agreement except that such Lease shall not contain a rent concession, any reimbursement of Tenant for alterations, any work to be performed by Owner (Tenant agreeing to take the space “as is” except for the internal staircase referred to above) or any right to end the term of the Lease.

5. Articles 67, 68, 69, 73 and 75 of the Lease and the work letter attached to the Lease and the Lease Modification Agreement and paragraphs 4, 7, and 8 of the Lease Modification Agreement dated December 8, 1997 shall not apply during the Extended Term.

6. This Agreement is offered to Tenant for signature by the managing agent of the Building solely in its capacity as such agent and subject to Owner’s acceptance and approval. Tenant shall affix its signature hereto with the understanding that such act shall not, in any way, bind Owner or its agent until such time as this Agreement shall have been approved and executed by the managing agent or the Owner and delivered to the Tenant.

7. Tenant covenants, warrants and represents that there was no broker except Joseph P. Day Realty Corp. instrumental in consummating this Agreement and that no conversations or negotiations were had with any broker except Joseph P. Day Realty Corp. concerning the terms of this Agreement. Tenant agrees to hold Owner harmless against any claims for a brokerage commission arising out of any conversations or negotiations had by tenant with any broker except Joseph P. Day Realty Corp.

8. Except as specifically modified herein, Owner and Tenant ratify, confirm, accept and agree to all of the terms, covenants and conditions of the Lease.

9. This Agreement shall inure to the benefit of and bind the parties hereto, their legal representatives, successors and assigns.

IN WITNESS WHEREOF, the parties have hereunto set their hands and seals the day and year first above written.

JOSEPH P. DAY REALTY CORP., as agent

(Owner)	/s/Richard Teichman

ASSET ALLIANCE CORPORATION

(Tenant)	/s/Arnold L. Mintz

RIDERS to THIRD LEASE MODIFICATION AGREEMENT
Between

JOSEPH P. DAY REALTY CORP., as Agent
for 800 Third Avenue Associates

And

Asset Alliance Corporation, a Delaware Corporation
Dated as of July, 2004.

1.	Owner approves the installation of a toilet, sink and accessories in the Sauna Room located on the 22nd Floor of the Building and agrees to reimburse the Tenant for installation costs up to $15,000;

2.	$65,000

3.	thirty (30)

FLOOR PLAN

FLOOR PLAN

EAST 50th STREET
P. 23rd
800 3rd.
Option Space A
Option Space B
Premises
THIRD AVENUE
EAST 49th STREET

Bennett Design Group, Inc.
108 West 39th Street
New York, NY 10018
212 391-0431
212 391-0622 FAX

April 29, 2004

Asset Alliance Corporation
800 Third Avenue
Part of 23rd Floor
New York, NY 10022

WORK LETTER

Landlord agrees, at it’s sole expense and without charge to tenant, shall cause to be prepared the following architectural drawings and specifications:

A.	GENERAL CONSTRUCTION:

1.	DEMOLITION;

As per plan approved #A-1, dated May 5, 2004.

2.	PARTITIONS:

a)	Building standard partitioning as per approved Preliminary Plan #A-1 dated May 5, 2004.

b)	Furnish and install wood base and chair rail on new partition to match existing.

c)	Furnish and install approximately 6’-0” X 5’-0” + high of glass partition in wood frame to match existing.

NOTE: Glass to have applied sheets of obscured (acid etched look) vinyl     to match 22nd floor in dimension and design.

3.	DOORS, FRAMES & HARDWARE:

a)	Retrofit existing wood doors and frames as per approved Plan #A-1, dated May 5, 2004.

b)	Clean, repair and refinish existing doors and panels as may be required.

4.	CEILINGS:

a)	Patch existing ceilings as required by demolition and new construction. The large open area must have one continuous grid pattern and uniform height.

b)	Speckle and sand smooth all rough and uneven surfaces / edges of regress sheetrock light coves.

5.	AIR CONDITIONING:

a)	Modify existing air supply diffusers and return air grills to conform with new partition layout.

6.	LIGHTING / ELECTRIC:

a)	Remove and retrofit existing wall sconces and recessed ceiling lights as shown on approved Reflected Ceiling Plan, dated May 5, 2004.

(b)	Recircuit lights and switches as required by demolition and new partitions.

7.	POWER / ELECTRIC:

a)	Existing outlets to remain. Recircuit as required by demolition and new construction.

b)	Furnish and install up to four (4) fluorescent Duplex Electric and Voice Data outlets in Conference Room.

c)	Furnish and install up to four (4) Duplex outlets in Convection and (4) four Duplex outlets in sheetrock walls.

d)	Furnish and install one (1) 20 amp Dedicated Quad Electric outlet for computer server.

e)	Furnish and install one (1) ceiling exhaust fan with thermostatic control for computer server closet, approximately 60 CFM.

8.	PAINTING:

a)	Paint entire premises to match existing.

b)	Furnish and install wall covering to match existing.

9.	FLOOR COVERING:

a)	Furnish and install new carpet and base to match existing.

10.	WINDOW TREATMENTS:

a)	Existing window treatments to remain.

NOTE:	All work done by landlord and or tenant shall comply with the New York State Building Department Code Requirements.

2

Any additional equipment or work over and above that specified in the Work Letter must receive approval of lessor, in advance, and shall be performed at lessees expense.

B. WORK AT TENANTS SOLE COST AND EXPENSE:
(Unless specified in above Work Letter)

1.	New Furniture and Furnishings.

2.	New Custom Cabinetwork

3.	Voice and Data Equipment and Cabling.

4.	Moving Expenses.

5.	Signage and Accessories.

3